UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2016 (January 1, 2016)

HEXION INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71		13-0511250
Commission File Number		(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio		43215-3799
(Address of Principal Executive Offices)		(Zip Code)

614-225-4000 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 1, 2016, Hexion Inc. (the “Company”) entered into a letter agreement (the “Separation Agreement”) with Mr. William H. Carter in connection with his resignation from his role as Executive Vice President and Chief Financial Officer of the Company as of December 31, 2015 and retirement from the Company effective as of January 1, 2016. Pursuant to the Separation Agreement, Mr. Carter will, among other things, be entitled to the following payments and benefits: (i) payment of cash incentive bonuses under the Hexion Holdings LLC 2015 Incentive Compensation Plan and the Hexion Holdings LLC Long-Term Cash Incentive Plan, in each case, notwithstanding his retirement, (ii) a distribution of 192,969 Common Units in Hexion Holdings LLC under the BHI Acquisition Corp. 2004 Deferred Compensation Plan, in accordance with the terms of such plan, and (iii) his unvested equity awards will continue to be eligible to vest through the earlier of the scheduled vesting date or December 31, 2020 and vested equity awards will remain exercisable through December 31, 2020, subject to earlier cancellation in accordance with the applicable plan. The Separation Agreement also provides for Mr. Carter’s release of all employment related claims.
The foregoing summary of the Separation Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits

Exhibit 10.1	Letter Agreement, dated January 1, 2016, by and between Hexion Inc. and William H. Carter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION INC.

Date: January 7, 2016	By:	/s/ George F. Knight
George F. Knight
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated January 1, 2016, by and between Hexion Inc. and William H. Carter.